UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2024
Date of Report (Date of earliest event reported)

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada	001-33706	98-0399476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 North Shoreline, Ste. 800, Corpus Christi, Texas, U.S.A.		78401
(U.S. corporate headquarters)		(Zip Code)

1830 – 1188 West Georgia Street Vancouver, British Columbia, Canada		V6E 4A2
(Canadian corporate headquarters)		(Zip Code)

(Address of principal executive offices)

(361) 888-8235
(Registrant’s telephone number, including area code)

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
Common Stock	UEC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 7.01	Regulation FD Disclosure

On September 27, 2024, Uranium Energy Corp. (the “Company” or “UEC”) issued a news release to report that it has filed its Annual Report on Form 10-K for the fiscal year ended July 31, 2024 with the U.S. Securities and Exchange Commission (the “SEC”). The Annual Report filing, which includes the Company’s audited consolidated financial statements, related notes thereto and management’s discussion and analysis for its fiscal year 2024, is available for viewing on the SEC’s website at www.sec.gov and on the Company's website at www.uraniumenergy.com.

Highlights:

●	Successful startup of uranium production at the past-producing Christensen Ranch in-situ recovery (“ISR”) operations and Irigaray Central Processing Plant (“CPP”) in Wyoming’s Powder River Basin.
●
South Texas hub-and-spoke ISR production platform making strong progress with increased resources at Burke Hollow Project and development plans for the construction of a satellite facility to the Hobson CPP.

●
Advancing the Roughrider Project in Canada’s Eastern Athabasca Basin with environmental baseline, technical studies and positive drill results leading to the discovery of Roughrider North, 850 meters northeast of the Roughrider deposit.

●
UEC’s attributable resources now total 230.0 million pounds U3O8 in the Measured and Indicated Categories and 102.7 million pounds U3O8 in the Inferred category across all its projects(1), cementing UEC’s status as one of the largest and diversified North American focused uranium companies.

●
Over 1,466,000 pounds of U3O8 inventories as of July 31, 2024 valued at $125.3 million at market price(2). Taking deliveries of an additional 700,000 pounds of U3O8 at an average cost of $38.20 per pound through December 2025.

●	Approximately $331.5 million of cash, equity holdings(3) and inventory(2) at market prices, and no debt, as of July 31, 2024.
●
Landmark agreement with Rio Tinto America Inc. (“Rio Tinto”) to acquire 100% of Rio Tinto's Sweetwater Plant and a portfolio of uranium mining projects in Wyoming, creating a third U.S. hub-and-spoke ISR production platform within UEC’s pure-play uranium business.

●
Achieved a Sustainalytics Rating of 23.8, placing UEC as the leading uranium mining company and in the top 5th percentile of the Diversified Metals and Mining Subindustry as rated by Morningstar Sustainalytics (as of September 2, 2024).

Amir Adnani, CEO and President, stated: “Fiscal 2024 proved to be a year of successful transformative growth for UEC with the restart of production at our Christensen Ranch ISR operations in Wyoming. At the same time, we continued to advance our Roughrider and Burke Hollow projects with resource expansions and development programs respectively.”

Mr. Adnani continued: “We are also thrilled with the recent acquisition from Rio Tinto of the fully-licensed Sweetwater Plant and a portfolio of uranium properties, which adds approximately 175 million pounds of historical uranium resources(4). These assets will unlock tremendous value, by establishing our third hub-and-spoke production platform, and cements UEC as the leading uranium developer in Wyoming and the U.S.”

Mr. Adnani concluded, “Global demand for nuclear energy and uranium is surging, highlighted by the proposed Three Mile Island Unit 1 restart to support Microsoft's AI data center expansion. The U.S. and European Union Russian uranium bans and Russia’s recent signaling of future export restrictions, emphasize the need for reliable domestic supply chains to meet Western nuclear fuel supply requirements. As the demand side pressure increases, UEC remains 100% unhedged. Our balance sheet is debt free with approximately $331.5 million in cash, equity holdings and inventory at market prices on July 31, 2024, providing the financial strength to rapidly expand and develop our U.S. ISR production platforms and Canadian assets, including the Roughrider Project.”

Notes:

(1)
The noted resource estimates represent the combined totals for the Company's uranium projects. Please see the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2024 for further information regarding such estimates, including the methodologies, assumptions and other important information.

(2)	Based on spot price quoted on UxC CVD as of July 31, 2024.

(3)	Based on closing prices as of July 31, 2024.

(4)
Based upon internal studies and other historic data prepared by prior owners in regards to the projects and dated between 1984 and 2019. Such estimates are being treated by the Company as historical in nature and a qualified person has not done sufficient work to classify the historical estimates as current mineral resources. The Company is not treating them as current resource estimates and is disclosing these historic estimates for illustrative purposes and to provide readers with relevant information regarding the projects. In addition, such estimates were not prepared for disclosure under S-K 1300 standards and the results of future estimates by the Company may vary from these historic estimates.

The technical information in the news release has been reviewed and approved by Chris Hamel, P.Geo., Vice President Exploration, Canada, for the Company, being a Qualified Person as defined by Regulation S-K 1300.

A copy of the news release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

99.1	News Release dated September 27, 2024.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANIUM ENERGY CORP.

DATE: September 27, 2024.	By:	/s/ Pat Obara
Pat Obara, Secretary and Chief Financial Officer